Exhibit 99.1

ACTUANT INITIATES ANNUAL DIVIDEND

MILWAUKEE, WI, August 02, 2005 -- Actuant Corporation (NYSE: ATU) announced today that its Board of Directors has approved the initiation of a cash dividend on the Company’s common stock. The Board declared an annual dividend of $0.08 per common share payable on October 14, 2005 to shareholders of record at the close of business on September 30, 2005.

“The decision to initiate a cash dividend reflects our track record of generating consistent cash flow and our confidence in Actuant’s future,” commented Robert C. Arzbaecher, President and CEO of Actuant. “Actuant has had a remarkable first five years since its spin-off in July, 2000. We substantially improved our balance sheet and market capitalization, have significantly grown sales and profits, and positioned the Company for an exciting future. The initiation of a dividend is a reflection of our success, and allows us to provide a modest cash return to our shareholders without compromising our ability to aggressively pursue additional growth opportunities.”

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions and related restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s registration statements filed with the Securities and Exchange Commission for further information regarding risk factors.

About Actuant

Actuant, headquartered in Glendale, Wisconsin, is a diversified industrial company with operations in over 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Formerly known as Applied Power Inc., Actuant was created in 2000 after the spin-off of Applied Power’s electronics business segment into a separate public company called APW Ltd. Since 2000, Actuant has grown its sales run rate from $482 million to over $1 billion and its market capitalization from $113 million to over $1.4 billion. The company employs a workforce of more than 5,000 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.